Exhibit 10.6
MEDICAL AND WELLNESS CONSULTING AGREEMENT
This Exercise and Well ness Consulting Agreement is made and entered into this 21st day of August, 2006, by and between Teknik Digital Arts, Inc.(“TKNK”), a Nevada Corporation, 7518 Elbow Bend Road #B-9, P.O. Box 2800-314, Carefree, Arizona 85377 and Craig Phelps (“PHELPS”), of Scottsdale, Arizona.
WITNESSETH:
WHEREAS, TKNK desires to engage PHELPS to provide the services as set forth in this Agreement, and
WHEREAS, PHELPS is agreeable to provide these services.
NOW THEREFORE, in consideration of the mutual promise made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
I. SERVICES
A.	To provide strategic medical and wellness advisory services to TKNK in the launch of the Company’s physically interactive video game league.

B.	In conjunction with the Services, PHELPS agrees to:
I.	Make himself available at the offices of PHELPS or TKNK or at another mutually agreed upon place, during normal business hours, for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling.

II.	Make himself available for telephone conferences with the principal officers of TKNK during normal business hours.
C.	PHELPS shall devote such time and efforts, as it deems reasonable, under the circumstances to the affairs of TKNK as is reasonable and adequate to render the Services contemplated by this Agreement.

D.	TKNK will cooperate with PHELPS and promptly provide PHELPS with all pertinent materials and requested information in order for PHELPS to perform his Services pursuant to this Agreement.

II. INDEPENDENT CONTRACTOR
PHELPS shall be, and in all respects be deemed to be, an independent contractor in the performance of his duties hereunder.
III. EXPENSES
It is expressly agreed and understood that each party shall be responsible for its own normal and reasonable out-of-pocket expenses.
IV. COMPENSATION
A.	In consideration for providing these Services, TKNK shall pay PHELPS $120,000 in the form of unregistered shares of common stock (141,176 shares) upon the execution of this Medical and Wellness Consulting Agreement. 1/24th of the shares (5,882) shall vest each month during the term of this Agreement. One year holding period starts on the day the shares are issued.

If this Agreement is terminated, any unvested shares will be returned to TKNK.

B.	In consideration for the services to be provided herein, TKNK agrees that it will remit the agreed-upon stock certificate within five (5) days of both parties executing this Agreement.
V.	TERM AND TERMINATION
The term of the Agreement will be for 24 months unless terminated sooner. This Agreement may be renewed upon mutual, written agreement of the parties. Except for the additional compensation earned by PHELPS, either party may terminate this Agreement at any time with 30 days’ written notice.

VI. LEGAL COMPLIANCE
TKNK agrees that it has in place all policies and procedures to ensure compliance with applicable securities laws, rules and regulations including, but not limited to:
A.	Disclosure requirements regarding the required disclosure of the nature and terms of PHELPS’s relationship with, including, but not limited to press releases, publications on its web site, letters to investors and telephone or other personal communications with potential or current investors.

B.	No press release or any other forms of communication to third parties, which mention both PHELPS and TKNK, shall be released without the prior written consent and approval of both PHELPS and TKNK.
VII. CONFIDENTIAL DATA
PHELPS shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of TKNK, obtained by PHELPS, as a result of its engagement hereunder, unless authorized in writing by TKNK.
VIII. OTHER MATERIAL TERMS AND CONDITIONS
A.	INDEMNITY. TKNK and PHELPS shall indemnify, defend and hold harmless each other from and against any and all claims against either party that arise from this agreement.

B.	PROVISIONS: Neither termination nor completion of the assignment shall affect the provisions of this Agreement, and the Indemnification Provisions that are incorporated herein, which shall remain operative and in full force and effect.

C.	ENTIRE AGREEMENT. Each of the parties hereby covenants that this Agreement, is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereas the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

D.	ASSIGNMENTS. The benefits of the Agreement shall inure to the respective successors and assignees of the parties and assigns and representatives, and the obligations and liabilities assumed in this Agreement by he parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of PHELPS under this Agreement may not be assigned or delegated without the prior written consent of TKNK and any such purported assignment shall be null and void.

E.	ORIGINALS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement.

F.	NOTICES. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the addresses appearing herein, and shall count from the date of mailing or the validated air bill.

G.	MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

H.	INJUNCTIVE RELIEF. Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, TKNK and PHELPS hereby agree, consent and acknowledge that, in the event of a breach of any material term of this Agreement, the nonbreaching party will be without adequate remedy-at-Iaw and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the non-breaching party may have at law or in equity.

I,	ATIORNEY’S FEES. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from. As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal to the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

J.	INVESTMENT COMPANY STATUS. TKNK represents that it is not an investment company, registered or unregistered.
APPROVED AND AGREED:

Craig Phelps	TEKNIK DIGITAL ARTS INC.

John Ward
Chief Executive Officer